Exhibit (g)(1)

                              MANAGEMENT AGREEMENT

          AGREEMENT made this 9th day of February, 1998, by and between THE PACIFIC CORPORATE GROUP PRIVATE EQUITY FUND, a Delaware business trust (hereinafter referred to as the "Fund"), and PACIFIC CORPORATE GROUP, INC., a California corporation (hereinafter referred to as the "Management Company").

                                   WITNESSETH:

         WHEREAS, the Fund proposes to engage in business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

         WHEREAS, the Management Company is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Fund desires to retain the Management Company to provide management and investment advisory services to the Fund in the manner and on the terms hereinafter set forth; and

         WHEREAS, the Management Company is willing to provide management and investment advisory services to the Fund on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

                                   ARTICLE I

                        DUTIES OF THE MANAGEMENT COMPANY

         The Fund hereby retains the Management Company to act as the manager of the Fund and to furnish, or arrange for its affiliates to furnish, the Fund with the management and investment advisory services described below, subject to the policies of, review by and overall control of, the Board of Trustees of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Management Company hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein.

          (a) Management Services. The Management Company shall perform the management services necessary for the operation of the Fund. The Management Company shall provide the Fund with office space, equipment and facilities and such other services as the Management Company, subject to review by the Board of Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Management Company shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Management Company shall generally monitor the Fund's compliance with investment policies and restrictions as set forth in filings made by the Fund under the United States Federal securities laws. The Management Company shall co-ordinate with any administrator selected by the Trustees and shall make reports to the Board of Trustees of the performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable. The Management Company and each of its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund, except as otherwise provided in the Fund's Declaration of Trust.

          (b) Investment Advisory Services. The Management Company shall provide, or arrange for its affiliates to provide, the Fund with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Fund. The Management Company shall act as investment adviser to the Fund and, in such capacity, shall exercise investment discretion on behalf of the Fund and furnish continuously an investment program for the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests or in cash, including without limitation, selecting Indirect Investments and Direct Investments (as such terms are defined in the Confidential Private Placement Memorandum, as supplemented (the "PPM")) and, prior to the purchase of Indirect Investments and Direct Investments (as such terms are defined in the PPM), investing funds in Pre-Portfolio Investments (as such term is defined in the PPM), subject always to the restrictions of the Declaration of Trust and the By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the Fund's investment objective, investment policies and investment restrictions. The Management Company shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fun s portfolio securities. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Management Company thereof in writing, the Management Company shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Management Company shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Management Company is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers and dealers and the placing of such orders with respect to assets of the Fund, the Management Company is directed at all times to seek to obtain execution and prices within the policy guidelines determined by the Board of Trustees and set forth in the PPM. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Management Company may select brokers or dealers with which it, or the Fund, is affiliated.

                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

          (a) The Management Company. The Management Company assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall, at its own expense, provide the office space, equipment and facilities which it is obligated to provide under Article I hereof, and shall pay all compensation of officers and Trustees of the Fund who are affiliated persons of the Management Company.

          (b) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: organizational costs, taxes, expenses for legal and auditing services, costs of printing proxies and shareholder reports, administrative and custodial expenses, expenses of portfolio transactions, Securities and Exchange Commission fees, state Blue Sky filing fees, fees and expenses with respect to borrowing, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Management Company, insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, mailing and other like expenses properly payable by the Fund.

                                   ARTICLE III

                     COMPENSATION OF THE MANAGEMENT COMPANY

          For the services provided by the Management Company under this Agreement, the Fund shall pay the Management Company a management fee (the "Management Fee") computed at the rate of 1.25% per annum of the total capital commitments of the Fund less any distributions of capital and realized investment losses, payable quarterly in advance, computed as of the end of the prior quarter. If this Agreement becomes effective for any partial period, compensation for such partial period shall be prorated in a manner consistent with the calculation of the Management Fee as set forth above. The Management
Fee with respect to capital commitments of shareholders participating in a closing subsequent to the initial closing of the Fund will accrue from the date of the Fund's initial closing, and will be payable on the date of the closing in which such shareholder participates. The Management Fee shall be reduced by 100% of directors' fees or other remuneration received by the Management Company or its employees from any portfolio company of the Fund. To the extent such fees or other remuneration exceed the quarterly management fee, the excess amount will be credited in full against subsequent payments of such fee.

                                   ARTICLE IV

                LIMITATION OF LIABILITY OF THE MANAGEMENT COMPANY

          The Management Company shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund in which the Management Company has acted in good faith, except for losses arising from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term "Managemen Company" shall include any affiliates of the Management Company performing services for the Fund contemplated hereby and directors, officers and employees of the Management Company and such affiliates.

                                    ARTICLE V

                     ACTIVITIES OF THE MANAGEMENT COMPANY

          The services of the Management Company to the Fund are not to be deemed to be exclusive, the Management Company and any person controlled by or under common control with the Management Company (for purpose of this Article V referred to as "affiliates") being free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Management Company and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Management Company and its affiliates are or may become interested in the Fund, as Trustees, officers, employees and shareholders, and that the Management Company and directors, officers, employees and shareholders of its affiliates are or may become interested in the Fund as shareholders or otherwise.

                                   ARTICLE VI

                   DURATION AND TERMINATION OF THIS AGREEMENT

          This Agreement shall become effective as of the date first above written and shall remain in force until November 30, 1999 and will continue in effect thereafter so long as such continuance specifically is approved at least annually by (i) the Board of Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

          This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, or by the Management Company, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                  ARTICLE VII

                          AMENDMENTS OF THIS AGREEMENT

          This Agreement may be amended by the parties only if such amendment specifically is approved by (i) the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII

                          DEFINITIONS OF CERTAIN TERMS

          The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX

                                  GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with laws of the State of California and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                            THE PACIFIC CORPORATE GROUP
                                            PRIVATE EQUITY FUND


                                            By:____________________________
                                                 Name:  Philip M. Posner
                                                 Title: Treasurer




                                            PACIFIC CORPORATE GROUP, INC.


                                            By:____________________________
                                                 Name:  Christopher J. Bower
                                                 Title: President